UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 11, 2019

PARTY CITY HOLDCO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37344	46-0539758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

80 Grasslands Road Elmsford, New York		10523
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (914) 345-2020

Former name or former address, if changed since last report:    N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01/share	PRTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2019, Gerald C. Rittenberg resigned as a member of the Board of Directors (the “Board”) of Party City Holdco Inc. (the “Company”) pursuant to the terms of an Amended and Restated Transition and Consulting Agreement (the “Consulting Agreement”) by and between him and the Company. There were no disagreements between Mr. Rittenberg and the Company on any matter relating to the Company’s operations, policies or practices that resulted in his resignation.

Pursuant to the Consulting Agreement, Mr. Rittenberg will continue to serve as a senior advisor to the Company, advising on certain strategic matters and providing other transitional and consulting services, in each case, as are reasonably requested by the Board through December 31, 2020 (unless the Consulting Agreement is earlier terminated in accordance with its terms). Under the Consulting Agreement, Mr. Rittenberg will continue to receive (i) a consulting fee of $40,000 per month through December 31, 2020; (ii) an annual cash retainer payment equal to the amount payable as an annual cash retainer to a member of the Board through the day prior to Company’s annual meeting of stockholders in 2021 (but in no event later than June 30, 2021) (the “Board Payment Expiration Date”); and (iii) an annual equity award grant in the same form as, and with a value and with terms substantially similar to, the annual equity awards made to members of the Board until the Board Payment Expiration Date (the “Equity Award”). Any portion of the Equity Award granted in 2020 that remains outstanding and unvested as of the end of the Board Payment Expiration Date will immediately vest at that time. If Mr. Rittenberg’s consulting services are terminated prior to December 31, 2020 by the Company without cause or by Mr. Rittenberg for good reason, subject to his execution and non-revocation of release of claims and his continued compliance with certain restrictive covenants, he will continue to receive the payments described above as if his services had not been so terminated.

On September 11, 2019, the Board of the Company elected James Conroy and John Frascotti to serve on the Board. The Board increased the size of the Board from ten to eleven members and appointed Mr. Conroy and Mr. Frascotti to fill the vacancies. Each of Mr. Conroy and Mr. Frascotti will hold office until the 2020 annual meeting of shareholders and until his respective successor is elected and qualified. The Board does not expect to appoint Mr. Conroy or Mr. Frascotti to any Board committee at this time.

Neither Mr. Conroy nor Mr. Frascotti was selected as a director pursuant to any arrangement or understanding with the Company or any other person. Each will receive compensation for his service as a member of the Board in accordance with the Company’s non-employee director compensation policy. Pursuant to this policy Mr. Conroy and Mr. Frascotti will each receive (i) an annual cash retainer of $75,000 for service as a Board member and (ii) an annual grant of restricted stock units (“RSUs”) equal to $125,000 (based on the aggregate value of the underlying shares on the date of grant), which will fully vest on the one year anniversary of the date of grant. In connection with their appointments to the Board, each of Mr. Conroy and Mr. Frascotti will receive a pro-rata annual grant of RSU’s based on the closing stock price of the Company’s common stock on the New York Stock Exchange on September 11, 2019 to reflect each of Mr. Conroy’s and Mr. Frascotti’s service from September 11, 2019 through June 4, 2020, which is the assumed date of the Company’s 2020 annual meeting of stockholders.

Since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000 and in which Mr. Conroy had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Since the beginning of the Company’s last fiscal year through the present, the Company has been involved in the following transactions in which Mr. Frascotti could be deemed to have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K as a result of Mr. Frascotti’s position as President and Chief Operating Officer of HASBRO, Inc: (i) The Company paid royalties to HASBRO, Inc. in an aggregate amount of $1,975,000 during such period; and (ii) the Company purchased merchandise from HASBRO, Inc. in an aggregate amount of $2,700,954 during such period.

In addition, each of Mr. Conroy and Mr. Frascotti and the Company entered into the Company’s standard indemnification agreement, the terms of which are described in the Company’s Registration Statement on Form S-1 (File No. 333-193466) (the “Registration Statement”) and a form of such agreement was filed as Exhibit 10.2 to the Registration Statement.

Item 7.01.	Regulation FD Disclosure.

A copy of the Company’s press release announcing Mr. Conroy’s and Mr. Frascotti’s appointment is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

99.1	Press Release, dated September 11, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Party City HOLDCO Inc.

Date: September 11, 2019	By:	/s/ Michael Correale
Michael Correale
Interim Chief Financial Officer